EXHIBIT 10.16
November 15, 2019
G. Brad Cole
301 Penobscot Dr, Redwood City, CA 94063
RE: RETENTION BONUSES AND RETENTION EQUITY AWARD
Dear Brad:
On behalf of Exact Sciences Corporation ("Exact," "we," or "us"), I am pleased to provide you with this letter agreement ("Agreement") setting forth the terms and conditions of a retention arrangement that Exact is offering you in the context of its merger with Genomic Health, Inc. ("GHI") pursuant to the terms of that certain Agreement and Plan of Merger between GHI and Exact, dated July 28, 2019 (the "Merger Agreement").
The Retention Bonuses, 2020 and 2021 annual bonuses, and the Retention Equity Award outlined in this letter are all subject to approval by Exact Sciences Corporation's Compensation and Management Development Committee.
Retention Bonuses
In recognition of your continued service through December 31, 2020 (the "First Retention Period"), you will be eligible to receive a retention bonus in the amount of five hundred and fifty thousand dollars ($550,000), less all applicable withholdings and deductions required by law (the "First Retention Bonus").
Further, in recognition of your continued service through and until May 8, 2021 (the "Second Retention Period," together with the First Retention Period, the "Retention Periods"), you will be eligible to receive an additional retention bonus in the amount of four hundred and fifty thousand dollars ($450,000), less all applicable withholdings and deductions required by law (the "Second Retention Bonus," together with the First Retention Bonus, the "Retention Bonuses").
You will be eligible to receive the Retention Bonuses if all of the following eligibility criteria are satisfied:
1.(a) For purposes of the First Retention Bonus: You are actively employed in good standing by GHI or Exact (or any affiliate of GHI or Exact), as applicable, from the date of this Agreement through the last day of the First Retention Period; provided, however, that you will be eligible to receive the full First Retention Bonus if (i) GHI or Exact (or any affiliate of GHI or Exact), as applicable, gives you notice of termination of your employment other than for Cause (as defined below) on or before the last day of the First Retention Period and (ii) you satisfy all of the other eligibility criteria set forth in this Agreement (including the requirement that you remain actively employed in good standing through the date of termination of employment).
(b) For purposes of the Second Retention Bonus: You are actively employed in good standing by GHI or Exact (or any affiliate of GHI or Exact), as applicable, from the date of this Agreement through the last day of the Second Retention Period; provided, however, that you will be eligible to receive the full Second Retention Bonus if (i) GHI or Exact (or any affiliate of GHI or Exact), as applicable, gives you notice of termination of your employment other than for Cause (as defined below) on or before the last day of the Second Retention Period and (ii) you satisfy all of the other eligibility criteria set forth in this Agreement (including the requirement that you remain actively employed in good standing through the date of termination of employment).
For purposes of this Agreement, "Cause" means Exact's good faith determination that you have engaged in any of the following: (i) willful and deliberate failure to perform your responsibilities as an employee of GHI or Exact or any of their affiliates, including but not limited to misappropriation, embezzlement, intentional fraud or other violation of the law or similar conduct by you involving Gill or Exact or any of their affiliates; (ii) any damage to any property of GHI and/or Exact or any of their affiliate caused by your willful or grossly negligent conduct; (iii) the failure to comply with the reasonable instructions of the officers of GM or Exact or otherwise to execute the requirements of your present position after reasonable notice and opportunity to cure; or (iv) conduct by you that in the good faith determination of Exact constitutes harassment of any employee or violation of any law, regulation or published policy applicable to the business of Exact.
2.You sign and return this Agreement to Sarah Condella within five business days of receiving this Agreement.
3.You sign and return a general release of claims in favor of us and our affiliates in the form we provide to you, which shall be in substantially the form attached hereto as Exhibit A, within the consideration period set forth in the general release of claims, and you do not revoke the release before it becomes fully effective.
If you meet all of the eligibility criteria described above, the Retention Bonuses will be paid to you in one lump sum cash payment within sixty (60) days following the end of the applicable Retention Period (or if you are given notice of termination of your employment other than for Cause on or before the last day of the applicable Retention Period, within sixty (60) days following your termination date), subject to your delivery of a signed copy of the general release of claims and the expiration of any applicable revocation period.
2020 and 2021 Annual Bonuses
If your employment terminates on or after January 1, 2020 and prior to December 31, 2020 for any reason other than for Cause, you will receive a pro-rata portion of the 2020 annual bonus that would be otherwise payable to you had you remained employed through December 31, 2020. If you remain employed through December 31, 2020 you will receive a full 2020 annual bonus. If your employment terminates on or after January 1, 2021 and prior to May 8, 2021 for any reason other than for Cause, you will receive a pro-rata portion of the 2021 annual bonus that would be otherwise payable to you had you remained employed through December 31, 2021.
The amount of the pro-rata annual bonus for 2020 or 2021, as applicable, will be the amount of the bonus to which you would otherwise be entitled for such year multiplied by a fraction the numerator of which is the number of days you were employed during 2020 or 2021, as applicable, and the denominator of which is 366 (in the case of the 2020 annual bonus) or 365 (in the case of the 2021 annual bonus).
Retention Equity Award1
As additional consideration for your continued commitment to our shared goals and in recognition of your tremendous expertise and leadership in your position in the new, combined organization, we would like to grant you a one-time, retention equity award in 2019 (the "Retention Equity Award"). You will receive a grant of restricted stock units ("RSUs") with a $800,000 target value on or before December 31, 2019.
This award will be settled in a number of shares of the Company's common stock based on the 30-day trading average at the time of the grant and will vest in full on December 31, 2020 (unless your employment is terminated earlier by GHI or Exact (or any affiliate of GHI or Exact) without Cause, in which case the award will vest in full on the date of termination). You must remain employed by GHI or Exact (or any affiliate of GHI or Exact) at the time of the grant to be eligible for the award. You will see the annual stock award details, along with award agreements, in your Fidelity account when granted.
Notwithstanding anything to the contrary in the Merger Agreement, the Genomic Health Severance Plan For Executive Management, as amended or the Genomic Health Severance Plan For Executive Management (International Version) (together, the "Severance Plans") or any other agreement between you and GHI or Exact Sciences (or any affiliate of GHI or Exact Sciences), upon a termination of employment for any reason prior to the vesting date, any then-unvested portion of the RSUs will be forfeited and immediately canceled upon such termination of employment unless otherwise provided in your award agreement.
Additional Terms and Conditions
This Agreement does not constitute an employment contract guaranteeing employment for any set period of time.
By signing this Agreement:
•You acknowledge and agree that, notwithstanding anything to the contrary in the Merger Agreement, the Severance Plans or any other agreement between you and GHI or Exact (or any affiliate of GHI or Exact), (i) none of the changes in the terms and conditions of your employment in connection with the transactions contemplated by the Merger Agreement shall constitute "Good Reason" for purposes of the Merger Agreement, the Severance Plans, or any other agreement between you and GHI or Exact (or any affiliate of GHI or Exact) and (ii) this Agreement sets forth all rights you may have with respect to the Retention Bonuses and the Retention Equity Award upon a termination of your employment with GHI or Exact (or any affiliate of GHI or Exact), and you shall not have any additional rights with respect to the Retention Bonuses or the Retention Equity Award upon any such termination of employment pursuant to the Merger Agreement, the Severance Plans or otherwise.
•You do not waive any rights to severance under the Severance Plans if your employment is terminated (i) by Exact Sciences or the applicable employing subsidiary other than for Cause, as that term is defined in the applicable Severance Plan; or (ii) by you for Good Reason, as that term is defined in the applicable Severance Plan, as long as the facts underlying your assertion of Good Reason occurred other than in connection with the transactions contemplated by the Merger Agreement.
•You waive any right to a 2020 grant of Exact Sciences restricted stock units that might otherwise exist under the Merger Agreement.
This Agreement contains all of the understandings and representations between you and us relating to the Retention Bonuses and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties with respect to any retention bonus.
This Agreement is governed by the laws of the state of California without giving effect to its conflicts of laws principles.
We look forward to the opportunity of continuing to work with you and sincerely hope these terms are agreeable to you. Please signify your acceptance of this Agreement by signing this Agreement and returning the signed copy to me by November 20, 2019.
[Signature page follows]

1 Additional terms and conditions for the Retention Equity Award, including terms and conditions regarding time of settlement, end of employment, transfer restrictions and other customary provisions, will be set forth in an award agreement provided to you at the time of grant. Certain terms and conditions are described in this Agreement

Very truly yours, EXACT SCIENCES CORPORATION

By: /s/ Sarah Condella
Name: Sarah Condella
Title: Senior Vice President, Human Resources
Agreed to and accepted by:	Agreed to and accepted by:
/s/ G. Brad Cole	EXACT SCIENCES CORPORATION
G. Brad Cole
Date:	By:/s/ D. Scott Coward
Name: D. Scott Coward
November 15, 2019	Title: Senior Vice President, General Counsel and Secretary

[Signature Page to Retention Agreement]